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
                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                                Quarter Ended     Year to date
                                                  October 5,       October 5,
                                              ----------------  ----------------
                                               2003     2002     2003     2002
                                              -------  -------  -------  -------
BASIC
Weighted average common shares
outstanding                                    12,226   12,745   12,340   12,729
                                              =======  =======  =======  =======

Net income                                    $ 2,563  $ 5,094  $ 6,083  $14,384
                                              =======  =======  =======  =======

Net income per common share                   $  0.21  $  0.40  $  0.49  $  1.13
                                              =======  =======  =======  =======

DILUTED
Weighted average common shares
outstanding                                    12,226   12,745   12,340   12,729

Dilutive effect of stock options outstanding
during the period                                 143       27       50       70

Total common and common equivalent            -------  -------  -------  -------
shares                                         12,369   12,772   12,390   12,799
                                              =======  =======  =======  =======

Net income                                    $ 2,563  $ 5,094  $ 6,083  $14,384
                                              =======  =======  =======  =======

Net income per common share                   $  0.21  $  0.40  $  0.49  $  1.12
                                              =======  =======  =======  =======
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